EXHIBIT 3.2

CERTIFICATE OF FORMATION

OF

TERWIN SECURITIZATION LLC

Under Section 18-201 of the Delaware

Limited Liability Company Act

The undersigned, being an authorized person under Section 18-201 of the Limited Liability Company Act of the State of Delaware, hereby certifies:

1.

The name of the limited liability company is Terwin Securitization LLC.

2.

The address of the limited liability company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

3.

The name of the limited liability company’s registered agent for service of process at that address is The Corporation Trust Company.

IN WITNESS THEREOF, the undersigned has executed this Certificate of Formation of Terwin Securitization LLC this 27th day of June, 2003.

/s/ Priti Dave

Priti Dave

Authorized Person